Exhibit 99.02

Media Contact: Jen Bernier-Santarini MIPS Technologies, Inc. +1 408 530-5178 jenb@mips.com	Investor Contact: Maury Austin MIPS Technologies, Inc. +1 408 530-5200 ir@mips.com

MIPS Technologies Appoints William Slater
as Chief Financial Officer

Corporate Finance Veteran Brings 25+ Years
of Experience to Semiconductor IP Provider

SUNNYVALE, Calif. – October 27, 2011 – MIPS Technologies, Inc. (NASDAQ: MIPS), a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications, today announced the appointment of William Slater as the company’s new vice president, chief financial officer and treasurer, reporting to President and CEO Sandeep Vij. As previously announced, current CFO Maury Austin is retiring from the Company. His departure will be effective as of November 9, 2011, and Mr. Slater will officially join the Company on November 10, 2011.

Mr. Slater brings to MIPS more than 25 years of experience in financial management and operations at high-growth organizations. He joins MIPS directly from his position as executive vice president and CFO of Saba Software, Inc., a NASDAQ-listed provider of enterprise software and cloud solutions.

“Bill has a proven track record with public, private and venture-backed companies. His depth of experience and results-oriented approach will make him a valuable asset to the MIPS executive team. I expect Bill to quickly contribute to our business as we continue to strengthen and grow our position in our target markets,” said Mr. Vij.

“MIPS Technologies has a deep heritage as a provider of IP solutions for some of the world’s largest and most respected semiconductor companies. With its skilled employees, highly-leverageable IP business model, robust patent portfolio, strong cash position and compelling solutions roadmap, the company is well positioned for continued success. I am excited to join MIPS at this time, and to be a part of taking the Company to the next stage of its growth,” said Mr. Slater.

Prior to Saba Software, Mr. Slater was executive vice president and CFO at Symmetricom, a NASDAQ-listed provider of precise time and frequency technology. While there, he successfully built proactive, business-oriented accounting and financial organizations to drive profitability. Before Symmetricom, Slater served as executive vice president and CFO at Computer Curriculum Corporation, an educational software publisher and division of Viacom, where he oversaw strategies, business models, and infrastructure that helped grow revenue, operating income, and cash flow by more than 400 percent in eight years. Slater has also served as vice president, financial planning, at Simon & Schuster, and vice president and controller, Professional Products Group, for Revlon. He holds a B.A. in accounting from Queens College, City University of New York.

About MIPS Technologies, Inc.
MIPS Technologies, Inc. (NASDAQ: MIPS) is a leading provider of industry-standard processor architectures and cores for digital home, networking and mobile applications. The MIPS architecture powers some of the world's most popular products, including broadband devices from Linksys, DTVs and digital consumer devices from Sony, DVD recordable devices from Pioneer, digital set-top boxes from Motorola, network routers from Cisco, 32-bit microcontrollers from Microchip Technology and laser printers from Hewlett-Packard. Founded in 1998, MIPS Technologies is headquartered in Sunnyvale, California, with offices worldwide. For more information, contact (408) 530-5000 or visit www.mips.com.

###

MIPS and MIPS-Based are trademarks or registered trademarks in the United States and other countries of MIPS Technologies, Inc. All other trademarks referred to herein are the property of their respective owners.